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[NOBLE INTERNATIONAL, LTD. LOGO]

FOR IMMEDIATE RELEASE

                NOBLE INTERNATIONAL, LTD. AFFIRMS 2002 ESTIMATES


WARREN, Mich., June 25, 2002 -- Noble International, Ltd. (Nasdaq: NOBL), today affirmed its 2002 revenue estimates of $220 million to $240 million previously provided to investors in January 2002. In light of the proposed 3,500,000 share equity offering by the Company announced June 20, 2002, the Company believes it is appropriate to provide investors with an updated estimate of 2002 earnings per share from continuing operations which takes into account expected dilution from the offering. Assuming completion of the offering of 3.5 million shares during the third quarter, Noble anticipates 2002 earnings per share from continuing operations based on the anticipated increased weighted average shares outstanding to be between $0.95 and $1.05 per share.

With respect to the current quarter, David V. Harper, Noble's Chief Financial Officer, stated "We are pleased with the trends we have observed during the quarter and anticipate that Noble will report earnings per share from continuing operations of at least $0.28 per share for the quarter ending June 30, 2002."

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry, a leading supplier of dedicated regional logistic services and a market leader in the design, fabrication and assembly of high quality rough terrain lift trucks, truck-mounted forklifts, and wheeled tractor scrapers. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include, our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:

         NOBLE INTERNATIONAL, LTD.

         David V. Harper
         (586-751-5600)